EXHIBIT 11

STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
THE FISCAL YEARS ENDED JULY 31, 1996, 1995 AND 1994
(WHOLE DOLLARS EXCEPT PER SHARE DATA)

                                     1996        1995         1994

Net Income (Loss) Applicable
 to Common stock                  $6,390,144  $4,433,204  $(7,776,923)
                                  ==========  ==========  ===========


Primary Earnings (Loss):
 Weighted average number of
 common shares outstanding         8,563,134    8,535,524   8,528,990

Common share equivalents arising
 from stock options<F1>              243,443            0           0
                                  ----------   ----------  ----------
Weighted average number of
 common shares as adjusted         8,806,577    8,535,524   8,528,990
                                  ==========   ==========  ==========

Net Income (Loss) per common
 and common equivalent share      $     0.73   $     0.52   $   (0.91)
                                  ==========   ==========  ==========


Fully Diluted Earnings (Loss):
 Weighted average number of
 common shares outstanding         8,563,134    8,535,524   8,528,990

Common share equivalents arising
 from stock options<F1>              311,908            0           0
                                  ----------   ----------  ----------
Weighted average number of
 Common shares as adjusted         8,875,042    8,535,524   8,528,990
                                  ==========   ==========  ==========

Net Income (Loss) per common
 and common equivalent share      $     0.72   $     0.52  $    (0.91)
                                  ==========   ==========  ==========

<F1>
In the years ended July 31, 1995 and 1994, common share equivalents arising from stock options did not impact the per share amounts as they were either insignificant or anti-dilutive.